Exhibit 99.1

3033 Campus Drive Plymouth, Minnesota 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:           Linda Thrasher, 763-577-2864

INVESTOR CONTACT:     Douglas Hoadley, 763-577-2867

THE MOSAIC COMPANY ANNOUNCES REDUCTION IN OPERATIONS AND

REVISED VOLUME PROJECTIONS FOR FISCAL 2006

PLYMOUTH, MN – November 17, 2005 – The Mosaic Company (NYSE: MOS) announced today that it plans to temporarily reduce fertilizer production at several of its North American locations due to increased raw material costs and a slowdown in domestic and offshore demand. Phosphate production at Mosaic’s Florida and Louisiana manufacturing operations will be reduced by approximately 400,000 to 600,000 tonnes over the next four to six months. Potash output will be reduced by up to 200,000 tonnes during downtime periods in the upcoming holiday season, and through a reduction in high-cost gas consumption at its Belle Plaine, Saskatchewan solution mine.

Mosaic plans to operate its Green Bay, Florida phosphate fertilizer plant at about one-half of its operating capacity through April 2006 and further plans to reduce phosphate fertilizer production at its Faustina and Uncle Sam, Louisiana plants by about fifty percent in November and December. In addition, Mosaic’s ammonia plant at Faustina, which has been idled since early October, will restart at full production rates because it is more cost efficient to produce ammonia in light of recent price increases for this key raw material in the production of phosphate fertilizers. As a result of Mosaic’s lower phosphate fertilizer production, Mosaic also plans to cut back phosphate rock mining operations in Florida to reduce its raw material inventories.

“Following strong summer export activity, the global fertilizer market has cooled off a bit this fall,” stated Fritz Corrigan, President and Chief Executive Officer of Mosaic. “We are reducing phosphate production because of the margin squeeze caused by another spike in raw material costs, including unacceptably high ammonia and sulfur costs, and lower than expected DAP sales to customers in North America and export markets,” said Corrigan. “High energy and fertilizer prices have created an uncertain environment and caused some customers to delay purchases. While we expect overall demand to drop slightly this year, we are confident that farmers will apply essential crop nutrients when planting time rolls around next Spring,” added Corrigan. “It’s simply not prudent for us to continue production at current rates given the high costs of raw materials and build unacceptable levels of inventory and risk if customers are delaying decisions to purchase fertilizer today. Mosaic needs to operate in a fiscally responsible manner in the current environment by reducing our phosphate and potash production to lower inventory levels, take on less risk, and balance our supply to meet current purchasing activity,” said Corrigan.

In connection with the reductions and current market conditions, Mosaic has reduced its fiscal 2006 guidance for phosphate and potash fertilizers by 500,000 and 400,000 tonnes, respectively. Mosaic’s revised fiscal 2006 forecast for phosphate sales is 9.7 to 10.1 million tonnes and its revised fiscal 2006 forecast for potash sales is 7.9 to 8.3 million tonnes.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the predictability of fertilizer, raw material and energy markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments and changes in environmental and other governmental regulation. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.